PROSPECTUS SUPPLEMENT No. 1 (to Prospectus dated July 26, 2005)	Filed Pursuant to Rule 424(b)(3) Registration Number 333-126180

$180,000,000

2.5% Convertible Senior Subordinated Debentures due 2025
and the Common Stock Issuable upon Conversion of the Debentures

     This prospectus supplement no. 1 supplements the prospectus dated July 26, 2005, relating to the resale by certain of our securityholders of up to $180,000,000 of our 2.5% convertible senior subordinated debentures due 2025 and the common stock issuable upon conversion of the debentures. You should read this prospectus supplement no. 1 in conjunction with the prospectus. This prospectus supplement no. 1 is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement no. 1 supersedes the information contained in the prospectus. All capitalized terms used but not defined in this prospectus supplement no. 1 shall have the meanings given them in the prospectus.

     The information appearing under the heading “Selling Securityholders” in the prospectus is hereby amended by the addition or substitution, as applicable, of the below information. Where the name of a selling securityholder identified in the table below also appears in the table in the prospectus, the information set forth in the table below regarding that selling securityholder supersedes the information in the prospectus. The information below is based on information provided to the Company on or prior to November 30, 2005, and has not been independently verified by the Company. Since the date on which each selling securityholder identified below provided this information, any of these selling securityholders may have sold, transferred or otherwise disposed of all or a portion of its securities in transactions exempt from the registration requirements of the Securities Act or pursuant to the prospectus to which this prospectus supplement no. 1 relates; therefore, the table below may not reflect the exact value of debentures held by each selling securityholder on the date of this prospectus supplement no. 1. The principal amount of debentures and the number of shares of common stock issuable upon conversion of the debentures may be in excess of the total amount registered under the shelf registration statement of which this prospectus supplement no. 1 forms a part, due to subsequent sales, transfers or other dispositions by selling securityholders of securities in transactions exempt from the registration requirements of the Securities Act or pursuant to the prospectus to which this prospectus supplement no. 1 relates.

Name of Selling Securityholder (1)	Principal Amount of Debentures Beneficially Owned That May Be Sold Hereby	Percentage of Debentures Outstanding	Number of Shares of Common Stock That May be Sold Hereby (2)	Percentage of Common Stock Outstanding (3)

Aristeia International Limited (4)	$684,000	*	12,619	*
Aristeia Trading LLC (5)	151,000	*	2,786	*
CIBC World Markets Corp. (6)(7)	2,000,000	1.1%	36,899	*
CNH CA Master Account, L.P. (8)	25,000,000	13.9%	461,233	2.3%
Calamos Growth & Income Fund – Calamos Investment Trust (9)	24,000,000	13.3%	442,783	2.2%
Calamos Growth & Income Portfolio – Calamos Advisors Trust (9)	165,000	*	3,044	*
D. E. Shaw Investment Group, L.L.C. (10)(11)	800,000	*	14,759	*
D. E. Shaw Valence Portfolios, L.L.C. (10)(11)	6,700,000	3.7%	123,610	*
Forest Fulcrum Fund L.P. (6)(12)	119,000	*	2,195	*
Forest Global Convertible Fund, Ltd., Class A-5 (12)	500,000	*	9,225	*
Forest Multi Strategy Master Fund, on behalf of its Multi- Strategy Segregated Portfolio (12)	1,000,000	*	18,449	*
HFR CA Global Opportunity Master Fund (12)	185,000	*	3,413	*
Institutional Benchmarks Master Fund Ltd. (12)	59,000	*	1,089	*
LLT Limited (13)	146,000	*	2,694	*
Lyxor/Forest Fund Limited (12)	1,232,000	*	22,730	*
RHP Master Fund, Ltd. (14)	10,500,000	5.8%	193,718	*
SG Americas Securities, LLC (6)(15)	1,900,000	1.1%	35,054	*
Sphinx Convertible Arbitrage SPC (12)	259,000	*	4,778	*
Wachovia Capital Markets, LLC (6)(16)	4,345,000	2.4%	80,162	*
Whitebox Diversified Convertible Arbitrage Partners, L.P. (17)	1,000,000	*	18,449	*
Zazove Convertible Arbitrage Fund, L.P. (18)	1,500,000	*	27,674	*

*	Less than one percent.

(1)	Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in amendments or supplements to this prospectus or to the registration statement of which this prospectus is a part, if and when required. An amendment or supplement will be filed to identify unknown securityholders who are not direct or indirect transferees, donees, pledgees, assignees or successors of the selling securityholders listed in the table.

(2)	Assumes conversion of all of the holder’s debentures at the initial conversion rate of 18.4493 shares of common stock per $1,000 principal amount of debentures. Because security holders will, upon conversion, receive cash and not shares up to the full principal amount of the debentures, the share numbers in this column are indicative of value only and not actual shares issuable. Moreover, the initial conversion rate is subject to adjustment as described under “Description of Debentures – Conversion Rate Adjustments.” As a result, the number of shares of our common stock issuable upon conversion of the debentures may increase or decrease in the future. As provided in the indenture, we will not issue fractional shares of our common stock upon conversion of the debentures.

(3)	Calculated in accordance with Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934, as amended, using 19,685,828 shares of common stock outstanding as of November 30, 2005. In calculating this amount for each holder, we treated as outstanding the maximum number of shares of our common stock issuable upon conversion of all of that holder’s debentures (without giving effect to the net share settlement feature), but we did not assume conversion of any other holder’s debentures.

(4)	Aristeia Capital LLC is the investment manager to the selling securityholder. Aristeia Capital LLC is jointly owned by Kevin Toner, Robert H. Lynch Jr. and Anthony Frascella, who have voting and dispositive power over the securities listed above that are held by this securityholder.

(5)	Aristeia Advisors LLC is the investment manager to the selling securityholder. Aristeia Advisors LLC is jointly owned by Kevin Toner, Robert H. Lynch Jr. and Anthony Frascella, who have voting and dispositive power over the securities listed above that are held by this securityholder.

(6)	This selling securityholder has advised us that it is a broker-dealer. Accordingly, under interpretations by the staff of the SEC, this selling securityholder may be deemed to be an “underwriter” within the meaning of the Securities Act. This selling securityholder has advised us and that it purchased the securities reflected in this table as being owned by it and offered for sale in the ordinary course of business and, at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute those securities.

(7)	CIBC World Markets Corp., a publicly held entity, has voting and dispositive power over the securities listed above that are held by this selling securityholder.

(8)	CNH Partners, LLC, as investment advisor for the selling securityholder, has sole voting and dispositive power over the securities listed above that are held by this selling securityholder. Investment principals for CNH Partners, LLC are Robert Krail, Mark Mitchell and Todd Pulvino.

(9)	Nick Calamos has voting and dispositive power over the securities listed above that are held by this selling securityholder.

(10)	D. E. Shaw & Co. L.P., as either managing member or investment adviser, has voting and investment control over the securities listed above that are held by this selling securityholder. Julius Gaudio, Eric Wepsic and Anne Dinning, or their designees, exercise voting and investment control over the securities on D. E. Shaw & Co. L.P.’s behalf.

(11)	This selling securityholder has advised us that it is an affiliate of a broker-dealer and that it purchased the securities reflected in this table as being owned by it and offered for sale in the ordinary course of business and, at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute those securities.

(12)	Forest Investment Management LLC has voting and dispositive power over the securities listed above that are held by this selling securityholder. Forest Investment Management LLC is wholly owned by Forest Partners II, LP the sole general partner of which is Michael A. Boyd Inc., which is solely owned by Michael A. Boyd.

(13)	Forest Investment Management LP has sole voting control and shared investment control over the securities listed above that are held by this selling securityholder. Forest Investment Management LP is wholly owned by Forest Partners II, the sole general partner of which is Michael A. Boyd Inc., which is solely owned by Michael A. Boyd.

(14)	RHP Master Fund Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of shares owned by RHP Master Fund, Messrs. Wayne Bloch and Peter Lockhart own all of the interests in RHP General Partner. The aforementioned entities and individuals disclaim beneficial ownership of the Company’s Common Stock owned by the RHP Master Fund.

(15)	Societe Generale, a publicly held entity, has voting and dispositive power over the securities listed above that are held by this selling securityholder.

(16)	Eric Grant has voting and dispositive power over the securities listed above that are held by this selling securityholder. Wachovia Capital Markets, LLC was an initial purchaser in the private placement of our debentures in March 2005.

(17)	Shawn Bergerson has voting and dispositive power over the securities listed above that are held by this selling securityholder.

(18)	Zazove Associates, LLC is the investment manager to the selling securityholder. Gene T. Pretti has voting and dispositive power over the securities listed above that are held by this selling securityholder

     You should carefully consider the risk factors beginning on page 9 of this prospectus before investing in the debentures and the common stock issuable upon conversion of the debentures.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement no. 1 is December 2, 2005.